EXHIBIT 2

Technipower Systems, Inc.
Reorganization Plan

Liquidation Analysis

Technipower LLC Subsidiary	**Assets**		
	Proj. EBITDA	900,000	1
	Multiple	5	2
	Gross Value	4,500,000	
	Secured Debt		
	Senior LOC	1,100,000	3
	Subordinate Debt	3,384,000	
	Total	4,484,000	
	Surplus/Def.	**16,000**	
Debtor	**Assets**		
	Toyota	-	4
	Mintz	-	5
	Delinc	-	6
	EV	100,000	7
	Marine	50,000	8
	Solar	25,000	8
	Total	175,000	
	Secured debt		
	Senior	2,879,153	
	PIPE	2,261,986	
	Total	5,141,139	
	Surplus/(Def.)	**(4,950,139)**	

[1] EBITDA calculation assumes normalized operations. EBITDA for 2009 was $16,000 and EBITDA(adjusted) for 2008 was $433,419
[2] Multiple is representative of typical sales in the private power supply market place.
[3] Senior secured working capital facility in place.
[4] Value of litigation can not be determined; estimated $2.6 million additional legal cost to pursue; summary judgement motion recently lost by debtor
[5] Value of contract claim is undetremined; no decision to pursue has been made
[6] Deminimus value of one share of Mexican manufacturing operations owned 99.9% by Technipower LLC
[7] Estimated current value of patents without prototype availability.
[8] Intellectual property associated with marine and solar initiatives; no material revenue stream